Exhibit 99.1

ENERGY FUTURE HOLDINGS CORP.
A DEBTOR-IN-POSSESSION (as of December 31, 2017)

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2017

AND

INDEPENDENT AUDITORS’ REPORT

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

Chapter 11 Cases
Cases being heard in the US Bankruptcy Court for the District of Delaware (Bankruptcy Court) concerning voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code (Bankruptcy Code) filed on April 29, 2014 by the Debtors. On the TCEH Effective Date, the TCEH Debtors (together with the Contributed EFH Debtors) emerged from the Chapter 11 Cases. On the EFH Effective Date, the EFH Debtors emerged from the Chapter 11 Cases.

Competitive Electric Segment	the former EFH Corp. business segment that consisted principally of subsidiaries previously owned directly or indirectly by TCEH that became subsidiaries of Vistra Energy on the TCEH Effective Date

Contributed EFH Debtors
Certain Debtors previously owned directly or indirectly by EFH Corp. that became subsidiaries of Vistra Energy on the TCEH Effective Date. As of the TCEH Effective Date, these debtors held an entity that employs personnel who perform corporate service functions and an entity that leases office space, along with the contribution of liabilities associated with certain employee benefit plans.

Debtors
EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the TCEH Effective Date, also included the TCEH Debtors and the Contributed EFH Debtors. As of the EFH Effective Date, the EFH Debtors are no longer Debtors.

Disclosure Statement	Disclosure Statement for the EFH Debtors' Joint Plan of Reorganization, approved by the Bankruptcy Court in September 2017.

EFCH	Energy Future Competitive Holdings Company LLC, a direct, wholly owned subsidiary of EFH Corp. and the direct parent of TCEH, and/or its subsidiaries, depending on context

EFH Corp.	Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context, of which Oncor is the major subsidiary

EFH Debtors
EFH Corp. and its subsidiaries that prior to the EFH Effective Date were Debtors in the Chapter 11 Cases, including the EFIH Debtors, but, as of the TCEH Effective Date, excluding the TCEH Debtors and the Contributed EFH Debtors

EFH Effective Date	March 9, 2018, the date the EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases

EFIH	Energy Future Intermediate Holding Company LLC, a direct, wholly owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings

EFIH Debtors	EFIH and EFIH Finance

EFIH DIP Facility	Refers to EFIH's debtor-in-possession financing. See Note 8 to the Consolidated Financial Statements.

EFIH Finance	EFIH Finance Inc., a direct, wholly owned subsidiary of EFIH, formed for the sole purpose of serving as co-issuer with EFIH of certain debt securities

EFIH First Lien Notes	EFIH's and EFIH Finance's 6.875% Senior Secured First Lien Notes and 10.000% Senior Secured First Lien Notes, collectively.

EFIH PIK Notes	EFIH's and EFIH Finance's $1.566 billion principal amount of 11.25%/12.25% Senior Toggle Notes

EFIH Second Lien Notes	EFIH's and EFIH Finance's 11% Senior Secured Second Lien Notes and 11.75% Senior Secured Second Lien Notes, collectively.

Federal and State Income Tax Allocation Agreements
EFH Corp. and certain of its subsidiaries (including EFCH, EFIH and TCEH, but not including Oncor Holdings and Oncor) were parties to a Federal and State Income Tax Allocation Agreement, executed on May 15, 2012 but effective as of January 1, 2010. This agreement was rejected by the Debtors on the TCEH Effective Date. EFH Corp., Oncor Holdings, Oncor, Texas Transmission, and Oncor Management Investment LLC are parties to a separate Federal and State Income Tax Allocation Agreement dated November 5, 2008. This agreement was assumed by the Debtors on the TCEH Effective Date. See Note 5 to the Financial Statements.

US GAAP	accounting principles generally accepted in the US

IRS	US Internal Revenue Service

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.

LSTC	Liabilities subject to compromise

Merger	the transaction referred to in the Agreement and Plan of Merger, dated February 25, 2007, under which Texas Holdings agreed to acquire EFH Corp., which was completed on October 10, 2007

Oncor
Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings and an indirect subsidiary of EFH Corp. that is engaged in regulated electricity transmission and distribution activities

Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, a direct, wholly owned subsidiary of EFIH and the direct majority owner of Oncor, and/or its subsidiaries, depending on context

Oncor Ring-Fenced Entities	Oncor Holdings and its direct and indirect subsidiaries, including Oncor

Petition Date	April 29, 2014, the date the Debtors made the Bankruptcy Filing

Plan of Reorganization
the joint Plan of Reorganization of the EFH Debtors, pursuant to Chapter 11 of the Bankruptcy Code, which was originally filed with the Bankruptcy Court in July 2017 and was confirmed by the Bankruptcy Court in February 2018

PUCT	Public Utility Commission of Texas

REP	retail electric provider

SEC	US Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended

Sempra Merger Agreement
Agreement and Plan of Merger entered into on August 21, 2017 by EFH Corp. and EFIH with Sempra Energy and a wholly owned subsidiary of Sempra Energy. See Note 2 to the Consolidated Financial Statements.

Settlement Agreement
Amended and Restated Settlement Agreement among the Debtors, the Sponsor Group, settling TCEH first lien creditors, settling TCEH second lien creditors, settling TCEH unsecured creditors and the official committee of unsecured creditors of TCEH (collectively, the Settling Parties), approved by the Bankruptcy Court in December 2015. See Note 2 to the Financial Statements.

Sponsor Group
Refers, collectively, to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

Tax Reform Act	US Tax Cuts and Jobs Act enacted in 2017

TCEH Effective Date	October 3, 2016, the date the TCEH Debtors and the Contributed EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases

TCEH
Texas Competitive Electric Holdings Company LLC, a direct, wholly owned subsidiary of EFCH and an indirect subsidiary of EFH Corp., and/or its subsidiaries, depending on context, that prior to the TCEH Effective Date, were engaged in electricity generation and wholesale and retail energy market activities. Subsequent to the TCEH Effective Date, Vistra Energy continued substantially the same operations as TCEH.

TCEH Debtors	Certain Debtors previously owned directly or indirectly by TCEH that became subsidiaries of Vistra Energy on the TCEH Effective Date

Texas Holdings	Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group, that owns substantially all of the common stock of EFH Corp.

Texas Holdings Group	Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities

Texas Transmission
Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor and is not affiliated with EFH Corp., any of EFH Corp.'s subsidiaries or any member of the Sponsor Group

US	United States of America

VIE	variable interest entity

Vistra Energy	the entity that emerged after the TCEH Effective Date and which continued substantially the same operations as TCEH and the Contributed EFH Debtors conducted prior to the TCEH Effective Date

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT
The Board of Directors of Sempra Texas Holdings Corp.
San Diego, CA
We have audited the accompanying consolidated financial statements of Energy Future Holdings Corp. and subsidiaries (Debtor-in-Possession at December 31, 2017) (“the Company”), which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statement of loss, consolidated comprehensive loss, consolidated statement of equity, and consolidated cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy Future Holdings Corp. as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Emergence from Bankruptcy
As discussed in Note 14 to the consolidated financial statements, on February 27, 2018, the Bankruptcy Court entered an order confirming the Plan of Reorganization which became effective on March 9, 2018. Under the Plan of Reorganization, Sempra Energy acquired all of the common stock of the Company, the DIP facility was repaid, certain prepetition liabilities and accrued interest were repaid and other liabilities and claims were extinguished, as more fully described in Note 14 to these consolidated financial statements. Our opinion is not modified with respect to this matter.
Dallas, Texas
March 28, 2018

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION
STATEMENT OF CONSOLIDATED LOSS

Year Ended December 31, 2017
(millions of dollars)
Selling, general and administrative expenses	$(13)
Other income (Note 13)	84
Other deductions	(3)
Interest income	5
Interest expense and related charges (Note 6)	(952)
Reorganization items (Note 7)	(99)
Loss from continuing operations before income taxes and equity in earnings of unconsolidated subsidiaries	(978)
Income tax expense (Note 5)	(180)
Equity in earnings of unconsolidated subsidiaries (net of tax) (Note 4)	262
Net loss from continuing operations	(896)
Income from discontinued operations (net of tax) (Note 3)	104
Net loss attributable to EFH Corp.	$(792)

See Notes to the Consolidated Financial Statements.

STATEMENT OF CONSOLIDATED COMPREHENSIVE LOSS

Year Ended December 31, 2017
(millions of dollars)
Components related to continuing operations:
Net loss from continuing operations	$(896)
Other comprehensive income, net of tax effects:
Effects related to pension and other retirement benefit obligations (net of tax)	(2)
Net effects related to Oncor — reported in equity in earnings of unconsolidated subsidiaries (net of tax)	8
Total other comprehensive income	6
Comprehensive loss from continuing operations attributable to EFH Corp.	(890)

Components related to discontinued operations:
Income from discontinued operations	104
Comprehensive income from discontinued operations attributable to EFH Corp.	104
Comprehensive loss attributable to EFH Corp.	$(786)

See Notes to the Consolidated Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION
STATEMENT OF CONSOLIDATED CASH FLOWS

Year Ended December 31, 2017
(millions of dollars)
Cash flows — operating activities:
Net loss	$(792)
Adjustments to reconcile net loss to cash used in operating activities:
Deferred income tax expense, net	110
Make-whole claim charges adjustment (Note 10)	(79)
Fees paid on EFIH DIP Facility (reported as financing activities) (Note 8)	18
Equity in earnings of unconsolidated subsidiaries	(262)
Distributions of earnings from unconsolidated subsidiaries (Note 4)	170
Other, net	1
Changes in operating assets and liabilities:
Accounts receivable/payable – trade	7
Receivables/payables from/due to unconsolidated subsidiary	(110)
Liabilities subject to compromise make-whole settlement (Note 9)	(410)
Accrued interest on make-whole claims (Note 6)	(112)
Accrued post-petition interest (Note 6)	664
Other operating assets and liabilities	(74)
Cash used in operating activities	(869)
Cash flows — financing activities:
Borrowings under EFIH DIP Facility (Note 8)	3,348
Repayments/repurchases of debt (Notes 8 and 9)	(2,523)
Fees paid on EFIH DIP Facility (Note 8)	(18)
Cash provided by financing activities	807
Cash flows — investing activities:
Changes in restricted cash	(10)
Other, net	(3)
Cash used in investing activities	(13)

Net change in cash and cash equivalents	(75)
Cash and cash equivalents — beginning balance	764
Cash and cash equivalents — ending balance	$689

See Notes to the Consolidated Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION
CONSOLIDATED BALANCE SHEET

December 31, 2017
(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$689
Restricted cash	10
Trade accounts receivable — net	2
Net receivables from unconsolidated subsidiary (Note 12)	9
Other current assets	3
Total current assets	713
Investment in unconsolidated subsidiary (Note 4)	6,330
Other investments (Note 13)	29
Accumulated deferred income taxes (Note 5)	874
Other noncurrent assets	3
Total assets	$7,949
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under debtor-in-possession credit facility (Note 8)	$6,300
Accrued taxes	6
Accrued interest	3
Other current liabilities	116
Total current liabilities	6,425
Liabilities subject to compromise (Note 9)	5,630
Other noncurrent liabilities and deferred credits (Note 13)	23
Total liabilities	12,078
Commitments and Contingencies (Note 10)
Equity (Note 11):
Common stock (shares outstanding — 1,669,861,379)	2
Additional paid-in capital	7,968
Retained deficit	(12,015)
Accumulated other comprehensive loss	(84)
Total equity	(4,129)
Total liabilities and equity	$7,949

See Notes to the Consolidated Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION
STATEMENT OF CONSOLIDATED EQUITY

Year Ended December 31, 2017
(millions of dollars)
Common stock stated value of $0.001 effective May 2009 (number of authorized shares — 2,000,000,000):
Balance at beginning of period	$2
Balance at end of period (number of shares outstanding: 1,669,861,379)	2
Additional paid-in capital:
Balance at beginning of period	7,968
Balance at end of period	7,968
Retained deficit:
Balance at beginning of period	(11,223)
Net loss attributable to EFH Corp.	(792)
Balance at end of period	(12,015)
Accumulated other comprehensive loss, net of tax effects:
Pension and other postretirement employee benefit liability adjustments:
Balance at beginning of period	(74)
Change in unrecognized gains related to pension and OPEB plans	5
Balance at end of period	(69)
Amounts related to de-designated cash flow hedges:
Balance at beginning of period	(16)
Change during the period	1
Balance at end of period	(15)
Total accumulated other comprehensive loss at end of period	(84)
Total equity at end of period	$(4,129)

See Notes to the Consolidated Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to "we," "our," "us" and "the Company" are to EFH Corp. and/or its subsidiaries, as apparent in the context. See Glossary for defined terms.

Prior to the EFH Effective Date, EFH Corp., a Texas corporation, was a Dallas-based holding company that conducted its operations principally through its Oncor subsidiary and, prior to the TCEH Effective Date, TCEH subsidiaries. Prior to the EFH Effective Date, EFH Corp. was a subsidiary of Texas Holdings, which was controlled by the Sponsor Group. Following the EFH Effective Date, EFH Corp. became a wholly owned, indirect subsidiary of Sempra Energy and changed its name to Sempra Texas Holdings Corp. See Note 14.

Prior to the TCEH Effective Date, TCEH was a holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity operations. On the TCEH Effective Date, the TCEH Debtors and the Contributed EFH Debtors emerged from the Chapter 11 Cases as subsidiaries of a newly formed company, Vistra Energy. On the TCEH Effective Date, Vistra Energy was spun off from EFH Corp. in a tax-free spin-off transaction to the former first lien creditors of TCEH (see Note 2).

Oncor is engaged in regulated electricity transmission and distribution operations in Texas. Oncor provides distribution services to REPs, including subsidiaries of Vistra Energy, which sell electricity to residential, business and other consumers. Oncor Holdings, a holding company that holds an approximate 80% equity interest in Oncor, is a wholly owned subsidiary of EFIH, which is a holding company and a wholly owned subsidiary of EFH Corp. Oncor Holdings and its subsidiaries (the Oncor Ring-Fenced Entities) are not consolidated in EFH Corp.'s financial statements in accordance with consolidation accounting standards related to variable interest entities (VIEs) (see Note 4).

Prior to and following the EFH Effective Date, various ring-fencing measures have been taken to enhance the credit quality of Oncor. Such measures include, among other things: the sale in November 2008 of a 19.75% equity interest in Oncor to Texas Transmission; maintenance of separate books and records for the Oncor Ring-Fenced Entities; Oncor's board of directors being comprised of a majority of independent directors, and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group or Sempra Energy. Prior to the EFH Effective Date, the assets and liabilities of the Oncor Ring-Fenced Entities were separate and distinct from those of the Texas Holdings Group, and none of the assets of the Oncor Ring-Fenced Entities were available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. Moreover, prior to the EFH Effective Date, Oncor's operations were conducted, and its cash flows managed, independently from the Texas Holdings Group. Following the EFH Effective Date, the assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of Sempra Energy, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of Sempra Energy or any affiliate of Sempra Energy. Moreover, following the EFH Effective Date, Oncor's operations are conducted, and its cash flows managed, independently from Sempra Energy and its affiliates.

Consistent with the ring-fencing measures discussed above, the assets and liabilities of the Oncor Ring-Fenced Entities were not substantively consolidated with the assets and liabilities of the Debtors in the Chapter 11 Cases.

Chapter 11 Cases

On April 29, 2014 (the Petition Date), EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities (collectively, the Debtors), filed voluntary petitions for relief (the Bankruptcy Filing) under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). The Disclosure Statement as to the TCEH Debtors and the Contributed EFH Debtors was approved by the Bankruptcy Court in July 2016, and the Disclosure Statement as to the EFH Debtors was approved by the Bankruptcy Court in September 2017. The entry by EFH Corp. and EFIH into the Sempra Merger Agreement and Sempra Plan Support Agreement (see Note 2) were also approved by the Bankruptcy Court in September 2017.

Following the approval of the Disclosure Statement as to the TCEH Debtors and the Contributed EFH Debtors by the Bankruptcy Court, the Debtors solicited the vote of their required creditors for approval of the plan of reorganization as it relates to the TCEH Debtors and the Contributed EFH Debtors. In July 2016, the required creditors voted to approve the plan of reorganization as it relates to the TCEH Debtors and the Contributed EFH Debtors, and the Bankruptcy Court confirmed the plan of reorganization as it relates to the TCEH Debtors and the Contributed EFH Debtors in August 2016. The TCEH Debtors and the Contributed EFH Debtors emerged from the Chapter 11 Cases in October 2016.

Following the approval of the Disclosure Statement as to the EFH Debtors by the Bankruptcy Court, the EFH Debtors solicited the vote of their required creditors for approval of the Plan of Reorganization as it relates to the EFH Debtors. In October 2017, the required creditors voted to approve the Plan of Reorganization as it relates to the EFH Debtors, and the Bankruptcy Court confirmed the Plan of Reorganization as it relates to the EFH Debtors in February 2018. As part of the order confirming the Plan of Reorganization as it relates to the EFH Debtors, the Bankruptcy Court overruled the objection of certain holders of asbestos claims against certain EFH Debtors and approved the treatment of asbestos claims under the Plan of Reorganization. Pursuant to the Plan of Reorganization, on the EFH Effective Date, all timely and valid filed proofs of claim asserting an alleged asbestos injury were reinstated under the Plan of Reorganization. The asbestos liability totaled approximately $26 million at December 31, 2017 and is reported in the consolidated balance sheet within liabilities subject to compromise. The EFH Debtors emerged from the Chapter 11 Cases in March 2018. See Note 14.

Settlement of Make-Whole Litigation

In February 2017, the EFH Debtors, certain holders of secured claims against the EFIH Debtors, and certain holders of unsecured claims against the EFH Debtors reached agreement on the settlement of the EFIH First Lien Notes and the EFIH Second Lien Notes claims (including, most significantly, the make-whole claims asserted by holders of these claims). Under the terms of the settlement, the make-whole claims of the holders of the EFIH First Lien Notes were to be paid at 95% plus accrued interest and the make-whole claims of the holders of the EFIH Second Lien Notes were to be paid at 87.5% plus accrued interest. The Bankruptcy Court approved the settlement in March 2017. See Note 14 for discussion of payments and other activities pursuant to the EFH Effective Date.

Basis of Presentation, Including Application of Bankruptcy Accounting

The consolidated financial statements have been prepared in accordance with US GAAP. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated. The consolidated financial statements have been prepared as if EFH Corp. is a going concern and contemplate the realization of assets and liabilities in the normal course of business. The consolidated financial statements reflect the application of Financial Accounting Standards Board Accounting Standards Codification (ASC) 852, Reorganizations. During the pendency of the Chapter 11 Cases, the EFH Debtors operated their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. ASC 852 applies to entities that have filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance covers the accounting and presentation of liabilities. See Notes 7 and 9 for discussion of these accounting and reporting matters.

Investments in unconsolidated subsidiaries, which are 50% or less owned and/or do not meet accounting standards criteria for consolidation, are accounted for under the equity method (see Note 4). All intercompany items and transactions have been eliminated in consolidation. Subsequent events have been evaluated through March 28, 2018, the date these consolidated financial statements were issued.

We had two reportable segments prior to the TCEH Effective Date: the Regulated Delivery segment, consisting largely of our investment in Oncor, which is now EFH Corp.'s primary investment; and the Competitive Electric Segment, which consisted largely of TCEH and which became subsidiaries of Vistra Energy on the TCEH Effective Date. After the TCEH Effective Date, we no longer have operating segments as our business is comprised solely of our investment in Oncor. See Note 3 for further information concerning the discontinued Competitive Electric Segment.

Discontinued Operations

Discontinued operations comprise those activities that were disposed of during the period and represent a separate major line of business or geographical area that can be clearly distinguished for operational and financial reporting purposes.

Because of the emergence (and related spin-off) of the TCEH Debtors and the Contributed EFH Debtors on the TCEH Effective Date, the results of operations of the Competitive Electric Segment and the Contributed EFH Debtors have been classified as discontinued operations in the statement of consolidated loss. EFH Corp. has elected to present cash flows of discontinued operations combined with cash flows of continuing operations. See Note 3 for additional information.

Use of Estimates

Preparation of financial statements requires estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses, including fair value measurements and estimates of expected allowed claims. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Income Taxes

EFH Corp. will file a consolidated US federal income tax return for 2017 that will include the full year results of EFIH and Oncor Holdings. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group.

Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities as required under accounting rules. See Note 5.

We report interest and penalties related to uncertain tax positions as current income tax expense.

Accounting for Contingencies

Our financial results may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. Litigation costs associated with estimated loss contingencies are expensed as incurred. As part of our Chapter 11 Cases we have received numerous prepetition claims, many of which are unsubstantiated or irrelevant to our business operations. Further, at this time, some of those claims might be relevant but are not reasonably estimable. See Notes 2 and 10 for a discussion of contingencies.

2.	CHAPTER 11 CASES

On April 29, 2014, EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, but excluding the Oncor Ring-Fenced Entities, filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court. The TCEH Debtors and the Contributed EFH Debtors emerged from the Chapter 11 Cases on the TCEH Effective Date. Only the EFH Debtors remained in the Chapter 11 Cases after the TCEH Effective Date. Pursuant to the Sempra Merger Agreement, on the EFH Effective Date, Sempra Energy acquired the EFH Debtors (as reorganized) in an all cash transaction. During the pendency of the Chapter 11 Cases, the EFH Debtors continued to operate their business as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

Settlement Agreement

Various parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (a) intercompany claims among the Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH senior secured facilities, (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the Debtors' current and former directors, the Sponsor Group, managers and officers and other related entities. Under the terms of the Settlement Agreement, the TCEH first lien creditors were granted a $700 million unsecured claim against EFH Corp. (see Note 9). As of the EFH Effective Date, this claim was subject to treatment under the Plan of Reorganization as it relates to the EFH Debtors. The Bankruptcy Court approved the Settlement Agreement in December 2015.

Termination of NEE Merger Agreement

In July 2016, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NextEra Energy, Inc. (NEE) and a wholly owned subsidiary of NEE. Pursuant to the NEE Merger Agreement, NEE would have acquired the EFH Debtors (as reorganized). The NEE Merger Agreement was approved by the Bankruptcy Court in September 2016 and was subject to a number of closing conditions, including the consent of the PUCT.

In October 2016, NEE and Oncor filed a joint merger approval application with the PUCT. In April 2017, the PUCT issued an order that determined that the transactions proposed by the NEE Merger Agreement were not in the public interest. In May 2017, NEE filed a motion for rehearing with the PUCT with respect to the order. Following this motion, in June 2017, the PUCT re-issued its order with certain clarifications and re-affirmed its earlier determination that the transactions proposed by the NEE Merger Agreement were not in the public interest. In June 2017, NEE filed a second motion for rehearing with the PUCT and in late June 2017, the PUCT again denied the motion.

In July 2017, EFH Corp. and EFIH terminated the NEE Merger Agreement. In July 2017, (a) NEE filed an application for payment of a $275 million termination fee pursuant to the terms of the NEE Merger Agreement as an administrative claim with the Bankruptcy Court and (b) certain creditors of EFIH filed a motion with the Bankruptcy Court for reconsideration of the Bankruptcy Court’s prior order approving the termination fee. In August 2017, the EFH Debtors filed an adversary proceeding in the Bankruptcy Court seeking a declaratory judgment that the termination fee was not payable and a motion to consolidate the application and a motion described above in the adversary proceeding. In September 2017, the Bankruptcy Court entered an order finding that the termination fee did not meet the standard for approval, thereby effectively finding that NEE was not currently entitled to the termination fee. As a result of this ruling, the parties agreed to stay the adversary proceeding. In November 2017, NEE filed an appeal of the Bankruptcy Court’s September 2017 ruling. The US Court of Appeals for the Third Circuit has agreed to hear this appeal and has scheduled oral argument in April 2018. The post-emergence estates of the EFH Debtors intend to vigorously defend their position under the NEE Merger Agreement. The outcome of this litigation is uncertain. In connection with confirmation of the Plan of Reorganization and as approved by the Bankruptcy Court, the EFH Debtors agreed to set aside a $275 million escrow for the benefit of NEE in the event it obtains a final, non-appealable order in its favor with respect to the reconsideration appeal and the EFH Debtor’s adversary proceeding. In the event such termination fee becomes payable, it will be payable from such escrow. The allocation of such escrow between the post emergence EFH Corp. and EFIH estates is subject to a separate order of the Bankruptcy Court.

Entry into and Termination of Berkshire Merger Agreement

Immediately following termination of the NEE Merger Agreement, on July 7, 2017, EFH and EFIH entered into a merger agreement with Berkshire Hathaway Energy Company (BHE) and filed a related plan of reorganization and disclosure statement.

On August 21, 2017, and in connection with the execution of the transactions described below with Sempra Energy, EFH Corp. and EFIH terminated the BHE merger agreement. No termination fee was due as a result of the termination of the BHE merger agreement.

Sempra Merger Agreement (and related Sempra Plan Support Agreement)

On August 21, 2017, following termination of the BHE merger agreement, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (Sempra Merger Agreement) with Sempra Energy and a wholly owned subsidiary of Sempra Energy. Pursuant to the Sempra Merger Agreement, on the EFH Effective Date, Sempra Energy acquired the EFH Debtors (as reorganized) in a cash transaction. (See Note 14)

In October 2017, Sempra Energy and Oncor filed a joint change of control application with the PUCT as contemplated by the Sempra Merger Agreement. The PUCT approved the application on March 8, 2018.

In connection with the execution of the Sempra Merger Agreement, EFH Corp., EFIH, and Sempra Energy entered into a plan support agreement with Elliott Capital Management (Elliott), a large creditor of each of EFH Corp. and EFIH, pursuant to which Elliott agreed to vote its claims in favor of a plan of reorganization reflecting the transaction contemplated by the Sempra Merger Agreement (Sempra Plan Support Agreement). The EFH Debtors also filed a revised form of the Plan of Reorganization and Disclosure Statement, reflecting the transactions contemplated by the Sempra Merger Agreement.

In September 2017, the Bankruptcy Court approved (a) entry by EFH Corp. and EFIH into the Sempra Merger Agreement; (b) entry by EFH Corp. and EFIH into the Sempra Plan Support Agreement; and (c) the Disclosure Statement reflecting the Sempra Merger Agreement.

Oncor Dividend and Tax Settlement (Sempra Settlement Agreement)

In February 2018, EFH Corp., EFIH and certain other EFH Debtors entered into a settlement agreement (Sempra Settlement Agreement) with Sempra Energy to resolve certain issues regarding Oncor’s and Oncor Holdings’ dividends and the tax sharing agreement among EFH Corp., Oncor Holdings, Oncor and Oncor’s minority investors discussed in Note 5. The agreement was filed with and approved by the Bankruptcy Court in February 2018. Pursuant to this agreement, among other things:

•	Oncor and Oncor Holdings did not pay dividends to EFH Corp. or EFIH after August 1, 2017 and prior to the EFH Effective Date;

•	EFH Corp. paid a tax sharing agreement cure payment to Oncor totaling approximately $19 million in March 2018; and

•	Sempra Energy paid $27.25 million to EFIH and $3.75 million to EFH Corp. on the EFH Effective Date.

Tax Matters

In July 2016, EFH Corp. received a private letter ruling (the Private Letter Ruling) from the IRS in connection with Vistra Energy's emergence from bankruptcy, which provides, among other things, for certain rulings regarding the qualification of (a) the transfer of certain assets and ordinary course operating liabilities to Vistra Energy and (b) the distribution of the equity of Vistra Energy, the cash proceeds from Vistra Energy debt, the cash proceeds from the sale of preferred stock in a newly formed subsidiary of Vistra Energy, and the right to receive payments under a tax receivables agreement, to holders of TCEH first lien claims, as a reorganization qualifying for tax-free treatment.

The Sempra Merger Agreement provided that a closing condition to the Sempra merger was the receipt of a supplemental private letter ruling (the Supplemental Ruling) from the IRS regarding the impact of the Sempra merger on certain rulings received in the Private Letter Ruling. We received the Supplemental Ruling from the IRS in November 2017.

Operations during the Chapter 11 Cases

In general, the Debtors received final Bankruptcy Court orders with respect to first day motions and other operating motions that allow the Debtors to operate their businesses in the ordinary course, including, among others, providing for the payment of certain prepetition employee and retiree expenses and benefits, the use of the Debtors' existing cash management system, the segregation of certain cash balances which require further order of the Bankruptcy Court for distribution, the payment of certain prepetition amounts to certain critical vendors and the ability to pay certain prepetition taxes and regulatory fees. In addition, the Bankruptcy Court has issued orders approving the EFIH DIP Facility discussed in Note 8.

Pursuant to the Bankruptcy Code, the Debtors were required to comply with all applicable regulatory requirements during the pendency of the Chapter 11 Cases. Further, the Debtors were required to comply with various reporting obligations from the Bankruptcy Court during the pendency of the Chapter 11 Cases. Moreover, to the extent the Debtors either maintained insurance policies or self-insured their regulatory compliance obligations, the Debtors were required to continue such insurance policies or self-insurance in the ordinary course of business.

Prepetition Claims

Holders of the substantial majority of prepetition claims against the Debtors were required to file proofs of claims by the bar date established by the Bankruptcy Court. A bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 Cases. The Bankruptcy Court established a bar date of October 27, 2014 for the substantial majority of claims. In addition, in July 2015, the Bankruptcy Court entered an order establishing December 14, 2015 as the bar date for certain asbestos claims that arose or are deemed to have arisen before the Petition Date, except for certain specifically exempt claims.

Since the Petition Date and prior to the applicable bar dates (which have expired), we have received approximately 41,400 filed prepetition claims, including approximately 30,900 filed asbestos claims. The Debtors have completed the process of reconciling non-asbestos claims that were filed and have recorded such claims at the expected allowed amount. As of March 8, 2018, most of those claims had been settled, withdrawn or expunged.

Certain claims filed or reflected in the Debtors’ schedules of assets and liabilities were resolved on the TCEH Effective Date, including certain claims filed by holders of funded debt and contract counterparties. Claims that remain unresolved or unreconciled through the filing of this report have been estimated based upon management's best estimate of the likely claim amounts that the Bankruptcy Court will ultimately allow.

On the TCEH Effective Date, the TCEH Debtors (together with the Contributed EFH Debtors) emerged from the Chapter 11 Cases and discharged approximately $33.8 billion in liabilities subject to compromise (LSTC). Distributions for the settled claims related to the funded debt of the TCEH Debtors commenced subsequent to the TCEH Effective Date.

See Note 14 for discussion of the discharge of certain LSTC of the EFH Debtors on the EFH Effective Date.

Separation of the EFH Debtors from the TCEH Debtors and the Contributed EFH Debtors

On the TCEH Effective Date, the EFH Debtors and the TCEH Debtors (together with the Contributed EFH Debtors) were separated and are no longer affiliated companies. In addition to the plan of reorganization, the separation was effectuated, in part, pursuant to the terms of a separation agreement, a transition services agreement and a tax matters agreement, each of which was approved by the Bankruptcy Court.

Separation Agreement

On the TCEH Effective Date, EFH Corp., Vistra Energy and a subsidiary of Vistra Energy entered into a separation agreement that provides for, among other things, the transfer of certain assets and liabilities by EFH Corp., EFCH and TCEH to Vistra Energy. Among other things, EFH Corp., EFCH and/or TCEH, as applicable, (a) transferred the TCEH Debtors and certain contracts and assets (and related liabilities) primarily related to the business of the TCEH Debtors to Vistra Energy, (b) transferred sponsorship of certain employee benefit plans (including related assets), programs and policies to a subsidiary of Vistra Energy and (c) assigned certain employment agreements from EFH Corp. and certain of the Contributed EFH Debtors to a subsidiary of Vistra Energy.

Transition Services Agreement

On the TCEH Effective Date, EFH Corp. and a subsidiary of Vistra Energy entered into a transition services agreement that provides for, among other things, (a) the applicable subsidiaries of Vistra Energy to provide certain services to the EFH Debtors, including business services administration, accounting, corporate secretary, tax, human resources, information technology, internal audit, physical facilities and corporate security, treasury and legal services and (b) EFH Corp. to pay such subsidiary of Vistra Energy all reasonable and documented fees, costs and expenses (including employee-related overhead and general and administrative expenses) incurred by Vistra Energy and its subsidiaries related directly to these services. The transition services agreement terminated in accordance with its terms on December 31, 2017.

Tax Matters Agreement

On the TCEH Effective Date, Vistra Energy and EFH Corp. entered into a tax matters agreement (the Tax Matters Agreement), which provides for the allocation of certain taxes among the parties and for certain rights and obligations related to, among other things, the filing of tax returns, resolutions of tax audits and preserving the tax-free nature of the spin-off. See Note 5 for further information about the Tax Matters Agreement.

3.	DISCONTINUED OPERATIONS

On the TCEH Effective Date, a plan of reorganization with respect to the TCEH Debtors and Contributed EFH Debtors became effective, and the TCEH Debtors and Contributed EFH Debtors consummated their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases.

As a result of the emergence of the TCEH Debtors and Contributed EFH Debtors from the Chapter 11 Cases, the competitive businesses previously owned by EFH Corp. are no longer indirect wholly owned subsidiaries of EFH Corp., and EFH Corp. is no longer the parent holding company of the competitive businesses.

Income on Discontinued Operations

The emergence of the TCEH Debtors and the Contributed EFH Debtors from the Chapter 11 Cases as subsidiaries of Vistra Energy represented a strategic shift in our business. For this reason, our competitive businesses' results are classified as discontinued operations. Income on discontinued operations for the year ended December 31, 2017 totaled $104 million, representing an income tax benefit, primarily due to a change in estimate related to the tax impacts of the 2016 separation of Vistra Energy as reported in EFH Corp.'s tax return for 2016.

Discontinued Other Postretirement Employee Benefits (OPEB)

EFH Corp. offered other postretirement employee benefits in the form of health care and life insurance to eligible employees of its subsidiaries and their eligible dependents upon the retirement of such employees. As of December 31, 2017, Vistra Energy was the sponsor of an OPEB plan that EFH Corp. participated in. EFH Corp. accounts for its interest in the Vistra Energy OPEB plan as a multiple employer plan, and has a liability in other noncurrent liabilities and deferred credits at December 31, 2017 and 2016 (see Note 13). As of January 1, 2018, the portion of that plan for which EFH Corp. was responsible was separated into a separate plan, and on the EFH Effective Date, the sponsorship of the separated plan was transferred by Vistra Energy to Reorganized EFH Corp. (see Note 14).

4.	VARIABLE INTEREST ENTITIES

A variable interest entity (VIE) is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. Accounting standards require consolidation of a VIE if we have (a) the power to direct the significant activities of the VIE and (b) the right or obligation to absorb profit and loss from the VIE (i.e., we are the primary beneficiary of the VIE). In determining the appropriateness of consolidation of a VIE, we evaluate its purpose, governance structure, decision making processes and risks that are passed on to its interest holders. We also examine the nature of any related party relationships among the interest holders of the VIE and the nature of any special rights granted to the interest holders of the VIE.

Oncor Holdings, an indirect wholly owned subsidiary of EFH Corp. that holds an approximate 80% interest in Oncor, is a VIE that is not consolidated in EFH Corp.'s financial statements, and instead is accounted for as an equity method investment, because of the structural and operational ring-fencing measures in place that prevent us from having the power to direct the significant activities of Oncor Holdings or Oncor. In accordance with accounting standards, we account for our investment in Oncor Holdings under the equity method, as opposed to the cost method, based on our level of influence over its activities. See below for additional information about our equity method investment in Oncor Holdings. There are no other material investments accounted for under the equity or cost method. The maximum exposure to loss from our interests in VIEs does not exceed our carrying value.

Non-Consolidation of Oncor and Oncor Holdings

Our investment in unconsolidated subsidiary as presented in the consolidated balance sheet totaled $6.330 billion at December 31, 2017, and consists of our interest in Oncor Holdings, which we account for under the equity method as described above.

Distributions from Oncor Holdings and Related Considerations — Oncor Holdings' distributions of earnings to us totaled $170 million for the year ended December 31, 2017. Distributions may not be paid except to the extent Oncor maintains a required regulatory capital structure as discussed below. The boards of directors of each of Oncor and Oncor Holdings can withhold distributions to the extent the applicable board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of Oncor and/or Oncor Holdings. In October 2017, Oncor’s board of directors declared a contingent cash distribution of $32 million to be paid to its members within one business day after an additional equity contribution was made to Oncor from its members totaling approximately $250 million. In the event the additional equity contribution was not received by Oncor on or before the date of the closing of the Sempra Merger Agreement, no distribution would be payable.

In October 2017, Oncor Holdings' board of directors declared a contingent cash distribution of $32 million to be paid to EFIH upon Oncor Holdings' receipt of their portion of the contingent Oncor distribution described above, in an amount equal to the amount received from Oncor minus Oncor Holdings' expected tax liability to EFH Corp. for the quarter ended September 30, 2017 under the tax sharing agreement discussed in Note 5. No distribution is payable to EFIH in the event the Oncor distribution is not received. Neither the Oncor distribution discussed in the paragraph above nor this Oncor Holdings’ distribution was paid. See discussion of Oncor Dividend and Tax Settlement in Note 2.

Oncor's distributions are limited by its regulatory capital structure, which is required to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes. At December 31, 2017, Oncor's regulatory capitalization ratio was 59.4% debt to 40.6% equity. Effective November 27, 2017, subject to certain conditions, the PUCT has approved a change in Oncor’s regulatory capitalization ratio for ratemaking purposes to 57.5% debt and 42.5% equity. Oncor’s previous PUCT authorized capitalization ratio was 60% debt to 40% equity. Until Oncor’s regulatory equity reaches 42.5%, distributions may not be paid to Oncor’s members, of which approximately 80% relates to our ownership interest. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of accounting for the Merger (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

EFH Corp., Oncor Holdings, Oncor and Texas Transmission are parties to a Federal and State Income Tax Allocation Agreement. Additional income tax amounts receivable or payable may arise in the normal course under that agreement.

Oncor Holdings Consolidated Financial Statements — A condensed statement of consolidated income of Oncor Holdings and its subsidiaries for the year ended December 31, 2017 is presented below:

Year Ended December 31, 2017
(millions of dollars)
Operating revenues	$3,958
Operation and maintenance expenses	(1,691)
Depreciation and amortization	(762)
Taxes other than income taxes	(462)
Other deductions — net	(15)
Interest expense and related charges	(342)
Income before income taxes	686
Income tax expense	(340)
Net income	346
Net income attributable to noncontrolling interests	(84)
Net income attributable to Oncor Holdings	$262

Assets and liabilities of Oncor Holdings and its subsidiaries at December 31, 2017 are presented below:

December 31, 2017
(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$21
Trade accounts receivable — net	635
Income taxes receivable from EFH Corp.	12
Inventories	91
Prepayments and other current assets	88
Total current assets	847
Other investments	113
Property, plant and equipment — net	14,879
Goodwill	4,064
Regulatory assets	2,180
Other noncurrent assets	23
Total assets	$22,106
LIABILITIES
Current liabilities:
Short-term borrowings	$950
Long-term debt due currently	550
Trade accounts payable — non-affiliates	242
Income taxes payable to EFH Corp.	21
Accrued taxes other than income	190
Accrued interest	83
Other current liabilities	188
Total current liabilities	2,224
Accumulated deferred income taxes	1,125
Long-term debt, less amounts due currently	5,567
Regulatory liabilities	2,807
Other noncurrent liabilities and deferred credits	2,231
Total liabilities	$13,954

5.	INCOME TAXES

Income Taxes

EFH Corp. filed a US federal income tax return that included the results of EFIH, Oncor Holdings, EFCH and TCEH. EFH Corp. is the corporate member of the EFH Corp. consolidated group, while each of EFIH, Oncor Holdings, EFCH and TCEH is classified as a disregarded entity for US federal income tax purposes. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group. Pursuant to applicable US Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group. Subsequent to the TCEH Effective Date, the TCEH Debtors and the Contributed EFH Debtors are no longer included in the consolidated income tax return and will be included in an income tax return with Vistra Energy.

Upon the TCEH Effective Date, Vistra Energy separated from EFH Corp. pursuant to a tax-free spin-off transaction that was part of a series of transactions that included a taxable component. In addition to the plan of reorganization, the separation was effectuated, in part, pursuant to the terms of a separation agreement, a transition services agreement and a tax matters agreement. The taxable portion of the transaction generated a taxable gain that resulted in no regular tax liability due to available net operating loss carryforwards of EFH Corp. The transaction resulted in an alternative minimum tax liability initially estimated to be approximately $14 million payable by EFH Corp. to the IRS, which was recorded in 2016. Pursuant to the tax matters agreement between EFH Corp. and Vistra Energy, Vistra Energy had an obligation to reimburse EFH Corp. 50% of the estimated alternative minimum tax, and Vistra paid approximately $7 million to EFH Corp. in the year ended December 31, 2017.

In October 2017, the 2016 federal tax return that included the results of EFCH, EFIH, Oncor Holdings and TCEH was filed with the IRS and resulted in a $3 million obligation by EFH Corp. to reimburse Vistra Energy. In November 2017, the 2016 Texas margin tax return that included the results of EFIH, Oncor Holdings, EFCH and TCEH was filed with the State of Texas and resulted in a $4.5 million obligation for EFH Corp. to reimburse Vistra Energy.

In December 2017, the Tax Reform Act was enacted. The legislation significantly changes US income tax law. Changes relevant to EFH Corp. include, but are not limited to, the lowering of the corporate tax rate from 35% to 21% for tax years beginning after December 31, 2017, the repeal of the alternative minimum tax (AMT) system, the limitations of deductions for interest expense (beginning in the 2018 tax year) and changes regarding the carryforward and utilization of net operating losses (beginning in the 2018 tax year). EFH Corp. has recorded $485 million of income tax expense in the year ended December 31, 2017 due to the Tax Reform Act. This charge resulted primarily from net operating loss deferred tax assets now being calculated at a 21% tax rate instead of a 35% tax rate under the previous law.

In December 2017, Staff Accounting Bulletin No. 118 (SAB 118) was issued to address the application of US GAAP in situations when a company does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. Any subsequent adjustments to these provisional amounts will be recorded to income tax expense in 2018 when the analysis is complete. The Financial Accounting Standards Board has accepted SAB 118. Events and information that may result in adjustments to our provisional estimates include interpretations or rulings by the U.S. Department of the Treasury and the filing of our 2017 income tax return.

Prior to the TCEH Effective Date, EFH Corp. and certain of its subsidiaries (including EFCH, EFIH and TCEH, but not including Oncor Holdings and Oncor) were parties to a Federal and State Income Tax Allocation Agreement, which provided, among other things, that any corporate member or disregarded entity in the EFH Corp. group was required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. Pursuant to the plan of reorganization related to the TCEH Debtors and the Contributed EFH Debtors approved by the Bankruptcy Court in August 2016 (and which went effective in October 2016), the TCEH Debtors and the Contributed EFH Debtors rejected this agreement on the TCEH Effective Date. Additionally, since the date of the Settlement Agreement, no further cash payments among the Debtors were made in respect of federal income taxes.

EFH Corp., Oncor Holdings, Oncor and Oncor's minority investors are parties to a separate Federal and State Income Tax Allocation Agreement, which governs the computation of federal income tax and certain state tax liability among such parties, and similarly provides, among other things, that each of Oncor Holdings and Oncor will pay EFH Corp. its share of an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. The Settlement Agreement had no impact on the tax sharing agreement among EFH Corp., Oncor Holdings and Oncor. In March 2017, the Bankruptcy Court approved EFH Corp.'s assumption of the Oncor Tax Sharing Agreement, and as a result, EFH Corp. made a tax payment to Oncor totaling $135 million in March 2017.

The components of our income tax expense (benefit) on continuing operations are as follows:

Year Ended December 31, 2017
Current - US Federal	$(32)
Deferred - US Federal	212
Total	$180

Reconciliation of income taxes computed at the US federal statutory rate to income tax expense recorded on continuing operations is as follows:

Year Ended December 31, 2017
Loss from continuing operations, before income taxes and equity in earnings of unconsolidated subsidiaries	$(978)

Income taxes at the US Federal statutory rate of 35%	$(342)
Nondeductible debt restructuring costs	33
Impact of US corporate tax rate reduction from the Tax Reform Act	485
Other	4
Income tax expense	$180
Effective tax rate	(18.4)%

Deferred Income Tax Balances

Deferred income taxes provided for temporary differences based on tax laws in effect at December 31, 2017 is as follows:

Year Ended December 31, 2017
Deferred Income Tax Assets:
Net operating loss carryforwards	$725
Debt - impacts of make-whole charges (Note 10)	188
Alternative minimum tax credit carryforwards	109
Tax credit carryforwards	37
Employee benefit obligations	28
Debt fair value discounts	7
Commodity contracts and interest rate swaps	2
Other	30
Total	1,126
Deferred Income Tax Liabilities:
Accrued interest	252
Total	252
Net Accumulated Deferred Income Tax Asset	$874

At December 31, 2017, we had $3.456 billion in NOL carryforwards for federal income tax purposes that will begin to expire in 2034. The NOL carryforwards can be used to offset future taxable income. After analyzing our forecasted tax position at December 31, 2017, we currently expect to utilize all of our NOL carryforwards prior to their expiration dates.

At December 31, 2017, we had $109 million in AMT credit carryforwards available which may, in certain limited circumstances, be used to offset future tax payments. The AMT credit carryforwards have no expiration date, and due to the Tax Reform Act, they will be refundable over the next four years to the extent not utilized to offset liabilities.

The income tax effects of the components included in accumulated other comprehensive loss at December 31, 2017 totaled a net deferred tax asset of $45 million.

Accounting for Uncertainty in Income Taxes

In September 2016, EFH Corp. entered into a settlement agreement with the Texas Comptroller of Public Accounts (Comptroller) whereby the Comptroller agreed to release all claims and liabilities related to the EFH Corp. consolidated group's state taxes, including sales tax, gross receipts utility tax, franchise tax and direct pay tax, through the agreement date, in exchange for a release of all refund claims and a one-time payment of $12 million. This settlement was entered and approved by the Bankruptcy Court in September 2016.

Examinations of income tax returns filed by EFH Corp. and any of its subsidiaries for the years ending prior to January 1, 2015 are complete, and we effectively settled all remaining open federal income tax uncertainties. The IRS chose not to audit the tax return filed by EFH Corp. for the 2015 tax year. We have recorded a $71 million payable to the IRS in connection with the conclusion of these tax years. In October 2017, EFH Corp. filed a request for prompt determination of its 2016 tax return with the IRS, and such return was accepted for expedited review in December 2017. As a result, the IRS audit of EFH Corp.’s 2016 tax return is currently in progress and is expected to conclude in April 2018. There were no additional uncertain tax positions related to 2016 or 2017 tax years.

Tax Matters Agreement

On the TCEH Effective Date, we entered into a Tax Matters Agreement (the Tax Matters Agreement) with Vistra Energy whereby the parties have agreed to take certain actions and refrain from taking certain actions in order to preserve the intended tax treatment of the Spin-Off (as defined in the Tax Matters Agreement) and to indemnify the other parties to the extent a breach of such agreement results in additional taxes to the other parties.

Among other things, the Tax Matters Agreement allocates the responsibility for taxes for periods prior to the Spin-Off between EFH Corp. and Vistra Energy. For periods prior to the Spin-Off: (a) Vistra Energy is generally required to reimburse EFH Corp. with respect to any taxes paid by EFH Corp. that are attributable to Vistra Energy and (b) EFH Corp. is generally required to reimburse Vistra Energy with respect to any taxes paid by Vistra Energy that are attributable to EFH Corp.

Vistra Energy is also required to indemnify EFH Corp. against taxes, under certain circumstance, if the IRS or another taxing authority successfully challenges the amount of gain relating to a Vistra Energy subsidiary’s preferred stock sale or the amount or allowance of EFH Corp.'s net operating loss deductions.

Subject to certain exceptions, the Tax Matters Agreement prohibits Vistra Energy from taking certain actions that could reasonably be expected to undermine the intended tax treatment of the Spin-Off or to jeopardize the conclusions of the Private Letter Ruling Vistra Energy obtained from the IRS or opinions of counsel received by Vistra Energy or EFH Corp., in each case, in connection with the Spin-Off. Certain of these restrictions apply for two years after the Spin-Off.

Under the Tax Matters Agreement, Vistra Energy may engage in an otherwise restricted action if (a) Vistra Energy obtains written consent from EFH Corp., (b) such action or transaction is described in or otherwise consistent with the facts in the private letter ruling Vistra Energy obtained from the IRS in connection with the Spin-Off, (c) Vistra Energy obtains a supplemental private letter ruling from the IRS, or (d) Vistra Energy obtains an unqualified opinion of a nationally recognized law or accounting firm that is reasonably acceptable to EFH Corp. that the action will not affect the intended tax treatment of the Spin-Off.

6.	INTEREST EXPENSE AND RELATED CHARGES

Year Ended December 31, 2017
Interest paid/accrued on debtor-in-possession financing	$253
Post-petition interest on EFIH Second Lien Notes (a)	664
Make-whole interest on EFIH First Lien Notes and EFIH Second Lien Notes (b)	35
Total interest expense and related charges	$952
______________

(a)
In March 2017, the Bankruptcy Court ruled that post-petition interest and make-whole interest be allowed claims for the EFIH First and Second Lien Notes, with make-whole premiums and interest allowed at 95% and 87.5% of par, respectively. Amount represents post-petition interest related to the EFIH Second Lien Notes (see Note 10).

(b)	Amount includes $12 million in make-whole interest on the EFIH Second Lien Notes and $23 million in make-whole interest on the EFIH First Lien Notes.

The Bankruptcy Code generally restricts payment of interest on prepetition debt, subject to certain exceptions. Other than amounts ordered or approved by the Bankruptcy Court, effective on the Petition Date, we discontinued recording interest expense on outstanding prepetition debt classified as LSTC. The table below shows contractual interest amounts, which are amounts due under the contractual terms of the outstanding debt, including debt classified as LSTC. Interest expense reported in the statement of consolidated loss does not include contractual interest on prepetition debt classified as LSTC totaling $244 million for the year ended December 31, 2017, which has been stayed by the Bankruptcy Court effective on the Petition Date.

	Year December 31, 2017
Entity:	Contractual Interest on Debt Classified as LSTC	Approved Interest Accrued (a)	Contractual Interest on Debt Classified as LSTC Not Paid/Accrued
EFH Corp.	$44	$—	$44
EFIH	497	(297)	200
Total	$541	$(297)	$244
___________

(a)
Represents portion of interest related to the EFIH Second Lien Notes that was accrued based on the approval of the Bankruptcy Court; however, excludes $402 million of post-petition interest accrued that contractually related to March 2015 to December 2016 (see Note 9).

7.	REORGANIZATION ITEMS

Expenses and income directly associated with the Chapter 11 Cases are reported separately in the statement of consolidated loss as reorganization items as required by ASC 852, Reorganizations. Reorganization items also include adjustments to reflect the carrying value of LSTC at their estimated allowed claim amounts, as such adjustments are determined. The following table presents reorganization items incurred in the year ended December 31, 2017 as reported in the statement of consolidated loss:

Year Ended December 31, 2017
Expenses related to legal advisory and representation services	$54
Expenses related to other professional consulting and advisory services	20
Fees associated with extension of EFIH DIP Facility (Note 8)	18
Other	7
Total reorganization items	$99

8.	EFIH DEBTOR-IN-POSSESSION FACILITY

In June 2017, with the Bankruptcy Court’s approval, the existing EFIH debtor-in-possession credit facility was refinanced. The new EFIH debtor-in-possession credit facility (EFIH DIP Facility) consisted of $5.475 billion of Term Loan Commitments plus up to $825 million of Delayed Draw Term Loans. On the refinancing date, EFIH borrowed $6.075 billion under the EFIH DIP Facility. Approximately $5.475 billion was used to pay the outstanding principal balance under the existing EFIH DIP Facility and approximately $600 million was used to repay outstanding amounts related to the EFIH First Lien Notes claims that were allowed by the Bankruptcy Court in March 2017. With cash on hand, the EFH Debtors paid fees and expenses of approximately $17 million in connection with the refinancing. The new EFIH DIP Facility lenders repaid the outstanding balance of the old EFIH DIP Facility directly to the old EFIH DIP Facility lenders; as a result, the repayment has been presented as a noncash financing transaction in our statement of consolidated cash flows. In September 2017, EFIH borrowed the remaining capacity under the Incremental Term Loan facility of $225 million. With cash on hand, the EFH Debtors paid fees and expenses of approximately $1 million in connection with the additional borrowing. See Note 14 for discussion of repayment of the EFIH DIP Facility on the EFH Effective Date.

As of December 31, 2017, remaining cash on hand from borrowings under the EFIH DIP Facility, net of fees, totaled approximately $344 million, which was held as cash and cash equivalents. In the consolidated balance sheet, the borrowings under the EFIH DIP Facility are reported as current liabilities.

The principal amounts outstanding under the EFIH DIP Facility bore interest based on applicable LIBOR rates, subject to a 1% floor, plus 3.00%. At December 31, 2017, outstanding borrowings under the EFIH DIP Facility totaled $6.3 billion at an annual interest rate of 4.57%. The EFIH DIP Facility was a non-amortizing loan that, subject to certain limitations, could have been voluntarily prepaid by the EFIH Debtors, in whole or in part, without any premium or penalty.

EFIH's obligations under the EFIH DIP Facility were secured by a first lien covering substantially all of EFIH's assets, rights and properties, subject to certain exceptions set forth in the EFIH DIP Facility. The EFIH DIP Facility provided that all obligations thereunder constituted administrative expenses in the Chapter 11 Cases, with administrative priority and senior secured status under the Bankruptcy Code and, subject to certain exceptions set forth in the EFIH DIP Facility, had priority over any and all administrative expense claims, unsecured claims and costs and expenses in the Chapter 11 Cases.

The EFIH DIP Facility provided for affirmative and negative covenants applicable to EFIH and EFIH Finance, including affirmative covenants requiring EFIH and EFIH Finance to provide financial information, budgets and other information to the agents under the EFIH DIP Facility, and negative covenants restricting EFIH's and EFIH Finance's ability to incur additional indebtedness, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the EFIH DIP Facility. The EFIH DIP Facility also included a minimum liquidity covenant pursuant to which EFIH could not allow the amount of its unrestricted cash (as defined in the EFIH DIP Facility) to be less than $100 million. As of December 31, 2017, EFIH was in compliance with this minimum liquidity covenant. The Oncor Ring-Fenced Entities were not restricted subsidiaries for purposes of the EFIH DIP Facility.

9.	LIABILITIES SUBJECT TO COMPROMISE (LSTC)

The amounts classified as LSTC reflect the Company's estimate of prepetition liabilities and other expected allowed claims to be addressed in the Chapter 11 Cases and may be subject to future adjustment as the Chapter 11 Cases proceed. Due to the separation of TCEH from EFH Corp. on the TCEH Effective Date, a claim that was granted as part of the Settlement Agreement, the proceeds of which are due to the TCEH first lien creditors from EFH Corp., is recognized on EFH Corp.'s consolidated balance sheet since it is no longer eliminated due to TCEH’s separation. The following table presents LSTC as reported in the consolidated balance sheet at December 31, 2017:

December 31, 2017
Notes, loans and other debt per the following table	$4,063
Claim owed to the TCEH first lien creditors under the Settlement Agreement	700
Accrued interest on notes, loans and other debt	802
Trade accounts payable and other expected allowed claims	65
Total liabilities subject to compromise	$5,630

Prepetition Notes, Loans and Other Debt Reported as LSTC

Amounts presented below represent principal amounts of prepetition notes, loans and other debt reported as LSTC.

December 31, 2017
EFH Corp. (parent entity)
9.75% Fixed Senior Notes due October 15, 2019	$2
10% Fixed Senior Notes due January 15, 2020	3
10.875% Fixed Senior Notes due November 1, 2017	33
11.25% / 12.00% Senior Toggle Notes due November 1, 2017	27
5.55% Fixed Series P Senior Notes due November 15, 2014	89
6.50% Fixed Series Q Senior Notes due November 15, 2024	198
6.55% Fixed Series R Senior Notes due November 15, 2034	288
Total EFH Corp.	640
EFIH
6.875% Fixed Senior Secured First Lien Notes due August 15, 2017 (a)	—
10% Fixed Senior Secured First Lien Notes due December 1, 2020 (a) (b)	—
11% Fixed Senior Secured Second Lien Notes due October 1, 2021 (b)	345
11.75% Fixed Senior Secured Second Lien Notes due March 1, 2022 (b)	1,546
11.25% / 12.25% Senior Toggle Notes due December 1, 2018	1,530
9.75% Fixed Senior Notes due October 15, 2019	2
Total EFIH	3,423
Total EFH Corp. consolidated notes, loans and other debt	$4,063
____________

(a)	In June 2017, $1 million of the 6.875% Senior Secured Notes and $409 million of the 10% Senior Secured Notes related to the EFIH First Lien claims were repaid.

(b)	For the year ended December 31, 2017, $79 million in reductions were recorded for make-whole adjustments, excluding interest, relating to the EFIH First Lien Notes and EFIH Second Lien Notes.

Information Regarding Significant Prepetition Debt

See Note 14 for discussion of the disposition on or subsequent to the EFH Effective Date of claims made with respect to certain prepetition debt of EFH Corp. and EFIH.

EFIH 6.875% Senior Secured First Lien Notes — In June 2017, all make-whole claims that were due and allowed under the EFIH 6.875% Notes were repaid as discussed below. The notes bore interest at a fixed rate of 6.875% per annum. The EFIH 6.875% Notes were secured on a first-priority basis by EFIH's pledge of its 100% ownership of the membership interests in Oncor Holdings (the EFIH Collateral) on an equal and ratable basis with the EFIH 10% Notes.

EFIH 10% Senior Secured First Lien Notes — In June 2017, all make-whole claims that were due and allowed under the EFIH 10% Notes were repaid as discussed below. The notes bore interest at a fixed rate of 10% per annum. The notes were secured by the EFIH Collateral on an equal and ratable basis with the EFIH 6.875% Notes.

EFIH 11% Senior Secured Second Lien Notes — At December 31, 2017, the principal amount of the EFIH 11% Notes totals $345 million, including $23 million of make-whole claims with interest at a fixed rate of 11% per annum. The EFIH 11% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11.75% Notes.

The EFIH 11% Notes are senior obligations of EFIH and EFIH Finance and rank equally in right of payment with all senior indebtedness of EFIH and are effectively senior in right of payment to all existing or future unsecured debt of EFIH to the extent of the value of the EFIH Collateral. The notes have substantially the same terms as the EFIH 11.75% Notes discussed below, and the holders of the EFIH 11% Notes will generally vote as a single class with the holders of the EFIH 11.75% Notes.

EFIH 11.75% Senior Secured Second Lien Notes — At December 31, 2017, the principal amount of the EFIH 11.75% Notes totals $1.546 billion, including $157 million of make-whole claims with interest at a fixed rate of 11.75% per annum. The EFIH 11.75% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11% Notes. The EFIH 11.75% Notes have substantially the same covenants as the EFIH 11% Notes, and the holders of the EFIH 11.75% Notes will generally vote as a single class with the holders of the EFIH 11% Notes.

The EFIH 11.75% Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH 11.75% Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH 11.75% Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH 11.75% Notes increased by 25 basis points (to 12.00%) in February 2013 and by an additional 25 basis points (to 12.25%) in May 2013.

EFIH 11.25%/12.25% Senior Toggle Notes — At December 31, 2017, the principal amount of the EFIH PIK Notes totals $1.530 billion with interest at a fixed rate of 11.25% per annum for cash interest and 12.25% per annum for PIK Interest. The terms of the EFIH PIK Notes include an election by EFIH, for any interest period until June 1, 2016, to pay interest on the EFIH PIK Notes (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new EFIH PIK Notes (PIK Interest); or (iii) 50% in cash and 50% in PIK Interest. EFIH made its prepetition interest payments on the EFIH PIK Notes by using the PIK feature of those notes.

The EFIH PIK Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH PIK Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH PIK Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH PIK Notes increased by 25 basis points (to 11.50%) in December 2013 and by an additional 25 basis points (to 11.75%) in March 2014.

EFH Corp. 10.875% Senior Notes and 11.25%/12.00% Senior Toggle Notes — At December 31, 2017, the collective principal amount of these notes totals $60 million. The notes are fully and unconditionally guaranteed on a senior unsecured basis by EFIH. The notes bore interest at a fixed rate for the 10.875% Notes of 10.875% per annum and at a fixed rate for the Toggle Notes of 11.25% per annum.

EFIH Collateral Trust Agreement — EFIH entered into a Collateral Trust Agreement among EFIH, Delaware Trust Company, as First Lien Successor Trustee, the other Secured Debt Representatives named therein and the Collateral Trustee. The Collateral Trust Agreement governing the pledge of collateral generally provides that the holders of a majority of the debt secured by a first priority lien on the collateral, including the notes and other future debt incurred by EFH Corp. or EFIH secured by the collateral equally and ratably, have, subject to certain limited exceptions, the exclusive right to manage, perform and enforce the terms of the security documents securing the rights of secured debt holders in the collateral, and to exercise and enforce all privileges, rights and remedies thereunder.

Repayment of EFIH First Lien Notes Claims

In June 2017, with the approval of the Bankruptcy Court, EFIH used cash on hand to repay (the Repayment) $556 million of claims (primarily make-whole claims based on the settlement described above), including interest at contractual rates, in amounts outstanding under EFIH's prepetition 6.875% Fixed Senior Secured First Lien Notes due August 15, 2017 (6.875% Notes) and 10% Fixed Senior Secured First Lien Notes due December 1, 2020 (10.00% Notes) and $39 million in certain fees and expenses related thereto. The Repayment resulted in a $1 million reduction in the principal amount of the 6.875% Notes, a $409 million reduction in the principal amount of the 10.00% Notes and the payment of $146 million of accrued pre-petition interest at contractual rates. The principal amounts represented make-whole premiums previously recorded (see Note 10).

10.    COMMITMENTS AND CONTINGENCIES

Guarantees

See Notes 8 and 9 for discussion of guarantees and security of our post-petition and prepetition debt.

Legal Proceedings

From time to time, we may be involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, should not have a material effect on its financial condition, results of operations or liquidity.

Make-Whole Claims — In May 2014, the indenture trustee for the EFIH First Lien Notes initiated litigation in the Bankruptcy Court seeking, among other things, a declaratory judgment that EFIH is obligated to pay a make-whole premium in connection with the cash repayment of the EFIH First Lien Notes and that such make-whole premium is an allowed secured claim, or in the alternative, an allowed secured or unsecured claim for breach of contract (EFIH First Lien Make-Whole Claims). In separate rulings in March and July 2015, the Bankruptcy Court found that no make-whole premium is due with respect to the EFIH First Lien Notes. In February 2016, the US District Court for the District of Delaware affirmed the Bankruptcy Court's rulings. In November 2016, the Third Circuit Court of Appeals reversed lower court rulings disallowing the claims of EFIH's noteholders for make-whole premiums allegedly due under their indentures. Due to that ruling we recorded a charge in the amount of $432 million, excluding accrued interest, related to the EFIH First Lien Make-Whole Claims in November 2016. These claims were settled as described below in February 2017, approved by the Bankruptcy Court in March 2017 and repaid in June 2017. See Note 9.

In June 2014, the indenture trustee for the EFIH Second Lien Notes initiated litigation in the Bankruptcy Court seeking similar relief as the trustee of the EFIH First Lien Notes with respect to the EFIH Second Lien Notes, including among other things, that EFIH is obligated to pay a make-whole premium in connection with any repayment of the EFIH Second Lien Notes and that such make-whole premium would be an allowed secured claim, or in the alternative, an allowed secured or unsecured claim for breach of contract (the EFIH Second Lien Make-Whole Claims). In October 2015, the Bankruptcy Court issued a finding that no make-whole premium is due with respect to the EFIH Second Lien Notes. In April 2016, the US District Court for the District of Delaware issued a ruling and order affirming the Bankruptcy Court's decision. In November 2016, the Third Circuit Court of Appeals reversed lower court rulings disallowing the claims of EFIH's noteholders for make-whole premiums allegedly due under their indentures. Due to that ruling we recorded a charge in the amount of $237 million, excluding accrued interest, related to the EFIH Second Lien Make-Whole Claims in November 2016. These claims were settled as described below in February 2017, approved by the Bankruptcy Court in March 2017, and repaid on the EFH Effective Date. See Note 14.

In July 2015, the EFIH Debtors filed a claim objection with the Bankruptcy Court regarding the EFIH PIK noteholders' claims for a redemption or make-whole premium and post-petition interest at the contract rate under the EFIH PIK Notes. In October 2015, the Bankruptcy Court issued opinions in favor of the EFIH Debtors. One opinion found that no make-whole premium is due with respect to the EFIH PIK Notes. The second opinion found that the EFIH PIK noteholders' allowed claim does not, as a matter of law, include post-petition interest whether at the contract rate or the Federal Judgment Rate. This opinion did find, however, that, in connection with the confirmation of a plan of reorganization, the Bankruptcy Court could, at its discretion, grant post-petition interest as part of the EFIH PIK noteholders' allowed claim under general principals of equity and that such grant could be at the contract rate, the Federal Judgment Rate or any other amount that the Bankruptcy Court determines to be equitable. The EFIH PIK noteholders have appealed both rulings to the US District Court for the District of Delaware. The US District Court for the District of Delaware has not scheduled oral arguments or otherwise issued a ruling regarding the make-whole opinion. A status report on the Third Circuit’s opinion regarding the EFIH First Lien Make-Whole Claims and EFIH Second Lien Make-Whole Claims was filed in late January 2017 with periodic updates. The appeal of the post-petition interest ruling has been stayed by the US District Court for the District of Delaware. Pursuant to the terms of the Plan of Reorganization, the EFIH PIK noteholders’ claims described above were disallowed in full.

In February 2017, the EFH Debtors, certain holders of first lien and second lien secured claims against the EFIH Debtors, and certain EFIH PIK noteholders reached agreement on the settlement of EFIH First Lien Notes and EFIH Second Lien Notes claims (including, most significantly, the make-whole claims asserted by those holders). Under the terms of the settlement, the make-whole claims of the holders of the EFIH First Lien Notes were paid at 95% plus accrued interest and the make-whole claims of the holders of the EFIH Second Lien Notes were paid at 87.5% plus accrued interest. The Bankruptcy Court approved the settlement in March 2017. The make-whole claims of the EFIH First Lien Notes were paid in June 2017, and the make-whole claims of the EFIH Second Lien Notes were paid on the EFH Effective Date. The Plan of Reorganization disallowed make-whole or redemption premiums asserted by all other creditors. As a result of the Bankruptcy Court's approval of the make-whole settlement in March 2017, we recorded a reduction in LSTC of $79 million with the offset to other income in our financial statements.

Earnings and Profits Tax Dispute —In October 2017, EFH Corp. filed an adversary complaint in the Bankruptcy Court against Vistra Energy arising out of a dispute over the Tax Matters Agreement between EFH Corp. and Vistra Energy that was executed at the TCEH Effective Date. The dispute involves the allocation of earnings and profits (E&P) of EFH Corp. that arose prior to the TCEH Effective Date. In addition to the adversary complaint, EFH Corp. sought a temporary restraining order and preliminary injunction to prevent Vistra Energy from filing its 2016 tax return in a manner that would have allocated no E&P to Vistra Energy. Following these filings, EFH Corp. and Vistra Energy negotiated a stipulation and order, providing for the selection of an independent professor to determine the proper E&P allocation, and the Bankruptcy Court has approved the stipulation and order. In February 2018, the independent professor ruled in favor of Vistra Energy. Following such ruling and pursuant to the order, EFH Corp. dismissed, without prejudice, its action against Vistra Energy with respect to the tax matters agreement dispute.

Post-Petition Interest on EFIH Second Lien Note Claim — Based on the approval of the Bankruptcy Court, EFH Corp. recorded $664 million in post-petition interest for the year ended December 31, 2017 that contractually related to March 2015 to December 2017.

11.    EQUITY

Equity Issuances and Repurchases

Common stock shares outstanding of approximately 1,670 million have remained unchanged at December 31, 2017. See Note 14 for a description of the actions related to the common stock of EFH Corp. on the EFH Effective Date.

Dividend Restrictions

EFH Corp. has not declared or paid any dividends since the Merger. The agreement governing the EFIH DIP Facility generally restricted EFIH's ability to make distributions or loans to any of its parent companies or their subsidiaries unless such distributions or loans are expressly permitted under the agreement governing such facility.

Under applicable law, we are prohibited from paying any dividend to the extent that immediately following payment of such dividend, there would be no statutory surplus or we would be insolvent.

Noncontrolling Interests

At December 31, 2017, ownership of Oncor's membership interests was as follows: 80.03% held indirectly by EFH Corp., 0.22% held indirectly by certain existing and previous members of Oncor's management and board of directors and 19.75% held by Texas Transmission.

Accumulated Other Comprehensive Loss

The following table presents the changes to accumulated other comprehensive loss for the year ended December 31, 2017.

	De-designated Cash Flow Hedges – Interest Rate Swaps	Pension and Other Postretirement Employee Benefit Liabilities Adjustments	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2016	$(16)	$(74)	$(90)
Amounts reclassified from accumulated other comprehensive income and reported in:
Other income	—	(3)	(3)
Income tax benefit	—	1	1
Equity in earnings of unconsolidated subsidiaries (net of tax)	1	7	8
Total amount reclassified from accumulated other comprehensive income during the period	1	5	6
Balance at December 31, 2017	$(15)	$(69)	$(84)

Substantially all the accumulated other comprehensive loss at December 31, 2017 relates to our interest in Oncor Holdings.

12.     RELATED PARTY TRANSACTIONS

The following represent our significant related-party transactions. As of the TCEH Effective Date, pursuant to the plan of reorganization as it relates to the TCEH Debtors, EFH Corp., EFIH, Oncor Holdings and Oncor ceased being affiliates of the TCEH Debtors, the Contributed EFH Debtors and Vistra Energy.

•
We file a consolidated federal income tax return that includes Oncor Holdings' results. Oncor is not a member of our consolidated tax group, but our consolidated federal income tax return includes our portion of Oncor's results due to our equity ownership in Oncor. We also file a consolidated Texas state margin tax return that includes all of Oncor Holdings' and Oncor's results. However, under a Federal and State Income Tax Allocation Agreement, Oncor Holdings' and Oncor's federal income tax and Texas margin tax expense and related balance sheet amounts, including our income taxes receivable from or payable to Oncor Holdings and Oncor, are recorded as if Oncor Holdings and Oncor file their own corporate income tax returns.

At December 31, 2017, our net current amount receivable from Oncor Holdings related to federal and state income taxes (reported in net receivables due from unconsolidated subsidiary) totaled $9 million, including a net zero amount due from Oncor. The net zero amount due from Oncor included a $21 million federal income tax payable and a $21 million state margin tax receivable. In March 2017, the Bankruptcy Court approved EFH Corp.'s assumption of the Oncor Tax Sharing Agreement, and as a result, EFH Corp. made a tax payment to Oncor for $135 million in March 2017.

For the year ended December 31, 2017, EFH Corp. made net income tax payments to Oncor Holdings and Oncor totaling $63 million, including a net $19 million received from Oncor Holdings and a net $82 million paid to Oncor.

•	Affiliates of the Sponsor Group have sold or acquired, and in the future may sell or acquire, debt or debt securities issued by us in open market transactions or through loan syndications.

•
In December 2012, Oncor became the sponsor of a new pension plan (the Oncor Plan), the participants in which consist of all of Oncor's active employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Oncor had previously agreed to assume responsibility for pension liabilities that are recoverable by Oncor under regulatory rate-setting provisions. As part of the pension plan actions, EFH Corp. fully funded the non-recoverable pension liabilities under the Oncor Plan. After the pension plan actions, participants remaining in the EFH Corp. pension plan consist of active employees under collective bargaining agreements (union employees). After the TCEH Effective Date, the EFH Corp. pension plan was transferred and assigned to Vistra Energy. Oncor continues to be responsible for the recoverable portion of pension obligations to these union employees.

13.	SUPPLEMENTARY FINANCIAL INFORMATION

Other Income

Year Ended December 31, 2017

Make-whole charges settlement for EFIH First and Second Lien Notes (See Note 10)	$79
Other	5
Total other income	$84

Other Investments

December 31, 2017

Assets related to employee benefit plans, including savings programs, net of distributions	$29
Total other investments	$29

Other Noncurrent Liabilities and Deferred Credits

December 31, 2017

Other postretirement and employee benefit obligations	$22
Other	1
Total other noncurrent liabilities and deferred credits	$23

Fair Value of Debt

	December 31, 2017
Debt:	Carrying Amount	Fair Value
Borrowings under debtor-in-possession credit facility (Note 8)	$6,300	$6,308

We determine fair value in accordance with accounting standards, and at December 31, 2017, our debt fair value represents Level 2 valuations. We obtain security pricing from an independent party who uses broker quotes and third-party pricing services to determine fair values. Where relevant, these prices are validated through subscription services such as Bloomberg. The fair value estimates of our prepetition notes, loans and other debt reported as liabilities subject to compromise have been excluded from the table above. As a result of our ongoing Chapter 11 Cases, obtaining the fair value estimates of our prepetition debt subject to compromise as of December 31, 2017 is impractical, and the fair values will ultimately be decided through the Chapter 11 Cases.

Supplemental Cash Flow Information

December 31, 2017
Cash payments related to:
Interest paid	$437
Income taxes	$68
Reorganization items (a)	$76
Non-cash financing activities:
Portion of EFIH DIP Facility repaid by new EFIH DIP Facility lenders (Note 8)	$2,952
____________

(a)	Represents cash payments for legal and other consulting services.

14.	SUBSEQUENT EVENTS

In February 2018, the Bankruptcy Court confirmed the Plan of Reorganization with respect to the EFH Debtors pursuant to the Bankruptcy Code, and the EFH Effective Date occurred on March 9, 2018.

The Plan of Reorganization, provides for, among other things, the merger contemplated by the Agreement and Plan of Merger dated as of August 21, 2017 (Sempra Merger Agreement) among EFH Corp., EFIH, and Sempra Energy and an indirect, wholly owned subsidiary of Sempra Energy (Merger Sub). On the EFH Effective Date, the merger was completed, merging Merger Sub with and into EFH Corp., with Merger Sub (as the Reorganized EFH Corp.) continuing as the surviving company as an indirect, wholly owned subsidiary of Sempra Energy. Accordingly, the previously outstanding common shares of EFH Corp. were cancelled. Reorganized EFH Corp. (renamed Sempra Texas Holdings Corp. on the EFH Effective Date) owns 100% of the membership interest of EFIH (renamed Sempra Texas Intermediate Holding Company LLC on the EFH Effective Date) which in turn owns 100% of the membership interest of Oncor Holdings, which owns 80.25% of the outstanding membership interest of Oncor (following the acquisition described below). Under the terms of the Sempra Merger Agreement, Sempra Energy paid approximately $9.45 billion in cash to acquire the outstanding equity interest in EFH Corp. Sempra Energy also paid $31 million pursuant to the Sempra Settlement Agreement described in Note 2. In addition, on the EFH Effective Date, Sempra Energy, through its interest in Oncor Holdings, acquired 0.22% of the outstanding membership interests in Oncor for approximately $26 million in cash from the current and former members of Oncor’s management.

The $9.45 billion of cash paid by Sempra Energy to acquire the equity interest in EFH Corp. was used to, among other things:

•	Repay $6.302 billion of outstanding borrowings and accrued interest under the EFIH DIP Facility;

•	Pay $2.636 billion of allowed claims (including principal, accrued interest, make-whole premiums and fees) of the EFIH Second Lien Notes; and

•	Provide funds to the post-emergence plan administration trust contemplated by the Plan of Reorganization (the Plan Administration Trust).

On the EFH Effective Date and pursuant to the Plan of Reorganization, EFH Corp. and EFIH established the Plan Administration Trust with the primary purpose of making cash disbursements contemplated and authorized by the Plan of Reorganization and liquidating or otherwise resolving pre-emergence claims asserted against the EFH Debtors. The Plan Administration Trust was funded on the EFH Effective Date with a portion of the proceeds from the acquisition of Reorganized EFH Corp. and with the then remaining cash on hand at EFH Corp. and EFIH. The Plan Administration Trust will be administered by a trustee solely for the benefit of holders of allowed claims under the Plan of Reorganization asserted against the estates of EFH Corp. and EFIH.

Summary

Following the EFH Effective Date, Reorganized EFH Corp. is a holding company whose significant assets are its investment in Oncor Holdings and certain deferred income taxes, including NOL carryforwards. Substantially all of its liabilities were eliminated pursuant to the Plan of Reorganization, with the exception of certain asbestos claims liabilities as discussed in Note 1 and certain employee benefits-related liabilities, primarily a plan that provides other postretirement benefits to previous employees (see Note 3).